SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  June 30, 1998
                                                   -------------


                         THE UNITED ILLUMINATING COMPANY
             (Exact name of registrant as specified in its charter)



         Connecticut                    1-6788                  06-0571640
-----------------------------        -------------          -------------------
(State, or other jurisdiction        (Commission              (IRS Employer
of Incorporation)                     File Number)          Identification No.)


157 Church Street, New Haven, Connecticut                         06506
-----------------------------------------                       ----------
(Address of principal executive offices)                        (Zip Code)



Registrant's Telephone Number,
Including Area Code                                           (203) 499-2000
-----------------------------                                 --------------



                                      None
           -------------------------------------------------------------
           (Former name or former address, if changed since last report)

Item 5.  Other Events.

     The Registrant (Company) reports losses from subsidiary operations at American Payment Systems, Inc. (APS).

       As reported in its most recent quarterly filing with the Securities and Exchange Commission, the Company has been investigating potential errors in the accounting records of APS. As a result of the investigation, the Company, and its independent auditors, PricewaterhouseCoopers, LLP, have determined that APS should create additional reserves for shortfalls in agent collections and other potentially uncollectible receivables of $4.9 million. This will result in a one-time charge to second quarter 1998 earnings of $2.9 million after-tax, or $.21 per share of the Company's common stock.

       The Company intends to report its total earnings for the second quarter, including this charge on a consolidated basis, on July 27, 1998. Absent the one-time charge, earnings of the Company from utility operations for the second quarter are expected to be in line with analysts' estimates. Total earnings for the twelve month period ended March 31, 1998 were $3.36 per share.

BACKGROUND

       The principal business of APS is to operate a network of field agents for the purpose of accepting cash and check payments of a utility's bills and forwarding those payments, through APS accounts, to the utility. APS experienced rapid growth in 1996 and 1997. The number of agents in the APS network increased from 2537 in 1995 to 4904 in 1997; and the dollar volume of payment transactions increased from $2.3 billion on 17.2 million transactions in 1995 to $7.5 billion on 73.2 million transactions in 1997.

       At year-end 1996, APS created a reserve to provide for losses associated with agent collections and uncollectible check deposits totaling $4.4 million before-tax. These losses stemmed from inadequate "back-office" banking systems and controls that failed to detect a significant amount of deposit shortfalls from agents and failed to identify a substantial number of uncollectible check deposits that were reimbursable from the utilities serviced.

       In 1997, under new management with added banking expertise, APS began implementing new systems and controls to manage the agent collection/deposit process. These changes included the increased use of daily cash reporting and account reconciliation on high volume agents, extensive reconciliation procedures, and agent monitors that interact daily with agents to investigate discrepancies in deposits. These new procedures were fully implemented by the 4th quarter of 1997.

       During 1997, APS was successful in recovering about $900,000 of the pre-1997 losses, either by restitution or insurance. This entire amount and an additional $900,000 was used to reserve for 1997 losses, incurred while the new systems and controls were being implemented.

Based on the perceived status of the reconciliation of agent depository bank accounts at year-end 1997, the total provision for collection shortfalls of $
1.8 million was felt to be adequate.

       In March 1998, APS contracted for an insurance policy with an A+ rated carrier to protect against future losses from robberies, missing deposits, and agent fraud. The effect of the policy is to "cap" the cost of such losses at $200,000 per event per agent. The current level of detected agent fraud in 1998 is well below that level, averaging $23,000 per month in total, or .004% of the monthly transaction dollar volume.

       Also in 1998, APS implemented new procedures to correct difficulties in tracking agent deposits in bank mergers or acquisitions situations. During this process, it was discovered that certain large agent depository bank accounts were not reconciled appropriately and that the amount of APS working capital invested in the agent depository accounts to cover timing delays for cash transfers was over-estimated and the amount due to utilities underestimated. These cash flow discrepancies were masked by the rapid growth of cash deposits from expansion in the agent network and the failure to take properly into account the cash effects of uncleared bank transfers from agent depository accounts to utilities. APS accounting procedures, which failed to detect the cash flow discrepancies, have been rectified.

       The Company has engaged PricewaterhouseCoopers, LLP, its independent auditors, to assist in correcting the APS accounting procedures. The proper reporting of the APS financial statements for the period ended June 30, 1998 indicates that an additional loss reserve of $4.9 million needs to be established. The Company will continue to seek restitution from any identifiable sources. It does not appear that any of this loss is attributable to 1998 operations.

       In summary, APS has taken the following corrective actions: enhanced control systems have been implemented to prevent agent fraud and recover uncollectible checks; accounting methods have been corrected to provide proper financial reporting of APS results to the Company; and insurance to protect against losses from agent fraud has been purchased. Exclusive of the one-time charge, earnings from APS operations are expected to be positive for 1998 and, thereafter, the Company expects sustained growth.

                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   THE UNITED ILLUMINATING COMPANY
                                   Registrant




      July 15, 1998                By          /s/ Kurt Mohlman
-------------------------            ---------------------------------------
                                                   Kurt Mohlman
                                               Treasurer and Secretary